Exhibit 99.1

Falcon’s Beyond Lists Series B Preferred Stock on Nasdaq

May 21, 2026 – Falcon’s Beyond Global, Inc. (Nasdaq: FBYD) (“Falcon’s Beyond”, “Falcon’s”, or the “Company”), a visionary entertainment and technology enterprise at the forefront of the global experience economy, today announced that the Company’s 11% Series B Cumulative Convertible Preferred Stock began trading on the Nasdaq Global Market under the symbol “FBYDP”, effective as of market open on May 21, 2026.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Falcon’s Beyond

Falcon’s Beyond is a visionary entertainment and technology enterprise at the forefront of the global experience economy. The company designs, develops, engineers, and delivers immersive physical and digital experiences for leading brands, developers, and destination operators worldwide, as well as for its own portfolio of entertainment and technology concepts.

Built on an integrated experience platform, Falcon’s Beyond brings together creative development, proprietary technologies, advanced engineering, intellectual property (“IP”), and operational execution to enable the repeatable creation, deployment, and scaling of entertainment experiences across multiple formats and global locations. The company operates through three complementary business divisions:

●	Falcon’s Creative Group provides creative and advisory services including destination strategy, master planning, experiential and attraction design, digital media, interactive software, IP development, and creative guardianship for entertainment and hospitality destinations.

●	Falcon’s Beyond Brands encompasses a broad portfolio of intellectual property, proprietary technologies, and operating businesses that design, engineer, commercialize, and deploy entertainment systems, products, content, and experiences across physical and digital environments.

●	Falcon’s Beyond Destinations develops, owns, operates, and expands entertainment venues, hospitality experiences, and branded destination concepts across a variety of location-based formats, utilizing proprietary and third-party intellectual property.

FALCON’S BEYOND and its related trademarks are owned by Falcon’s Beyond.

Falcon’s is headquartered in Orlando, Fla. Learn more at falconsbeyond.com.

Falcon’s Beyond may use its website as a distribution channel of material Company information. Financial and other important information regarding the Company is routinely accessed through and posted on our website at investors.falconsbeyond.com.

In addition, you may automatically receive email alerts and other information about Falcon’s when you enroll your email address by visiting the Email Alerts section at investors.falconsbeyond.com.

Media Relations: Toni Caracciolo, Falcon’s Beyond: tcaracciolo@falconsbeyond.com

Investor Relations: ir@falconsbeyond.com